Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
(2005-06)	CONTACT:	Mark G. Meikle
William M. Watson, Jr.
(504) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION

REPORTS SECOND QUARTER RESULTS

ROANOKE, Virginia, June 7, 2005 — Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported net earnings of $6,582,181 for the second quarter ended April 30, 2005, compared to net earnings of $5,222,056 for the same period last year, or an increase of 26%. Basic earnings per share for the quarter were $.59 ($.58 diluted), compared to $.48 ($.47 diluted) in the second quarter of 2004. Sales for the quarter were $137,868,454, up 19% from sales of $116,012,871 for the same period last year.

For the six months ended April 30, 2005, the Company reported net earnings of $15,768,055, compared to net earnings of $6,755,732 for the same period last year, or an increase of 133%. Basic earnings per share were $1.42 ($1.40 diluted), compared to $.62 ($.61 diluted) last year. Sales for the six months of 2005 were $269,178,437, a 34% increase from sales of $201,186,556 for the same period last year.

Donald G. Smith, Chairman and CEO, and T. Joe Crawford, President and COO, stated:

“We are very pleased to report that earnings for the second quarter of fiscal 2005 were higher than the same period last year, primarily due to an increase in selling prices for most of the Company’s products. Generally, operating levels for the current period were lower, compared to last year, reflecting more guarded buying patterns within the steel consuming markets due to concerns about inventory levels and declining prices. In that regard, some of the Company’s selling prices have declined in recent months as the cost of scrap metal, our principal raw material, has declined, and we have followed the industry in adjusting our prices in order to remain competitive.

“Looking forward to the balance of fiscal 2005, we expect demand to be sufficiently high and margins adequate to support healthy profits. In general, the outlook for merchant products appears to be better in the second half of the year than the first half. Although demand in the nonresidential construction market has been slow to recover, pricing has continued to improve, and we are optimistic that business levels will increase during the balance of the year. Overall, we remain optimistic about 2005 and support the market consensus that business activity in the second half of the year will be an improvement from that experienced in the first six months.”

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NEWS RELEASE (cont'd)

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6-07-05

	(Unaudited) Three Months Ended April 30,		(Unaudited) Six Months Ended April 30,
	2005	2004	2005	2004
SALES	$137,868,454	$116,012,871	$269,178,437	$201,186,556

COSTS
Cost of sales	115,416,009	97,045,170	218,130,475	173,546,548
Profit sharing	2,093,723	2,223,586	4,951,105	3,033,092

Total	117,509,732	99,268,756	223,081,580	176,579,640

GROSS EARNINGS	20,358,722	16,744,115	46,096,857	24,606,916

OTHER OPERATING EXPENSES (INCOME)
Administrative	8,182,154	6,743,876	16,026,590	13,709,669
Interest expense	942,067	809,670	1,793,270	1,932,608
Profit sharing	491,120	521,582	1,185,545	711,467
Interest income	(25,262)	(57,454)	(47,244)	(132,710)
Antitrust litigation settlement	—	—	—	(3,061,820)

Total	9,590,079	8,017,674	18,958,161	13,159,214

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	10,768,643	8,726,441	27,138,696	11,447,702

INCOME TAX EXPENSE	4,186,462	3,488,615	10,693,000	4,573,232

EARNINGS FROM CONTINUING OPERATIONS	6,582,181	5,237,826	16,445,696	6,874,470

DISCONTINUED OPERATIONS:
LOSS FROM OPERATIONS OF DISCONTINUED OPERATIONS (INCLUDING LOSS ON SALE AND LIQUIDATION)	—	(26,283)	(1,118,263)	(197,896)
INCOME TAX BENEFIT	—	(10,513)	(440,622)	(79,158)

LOSS ON DISCONTINUED OPERATIONS	—	(15,770)	(677,641)	(118,738)

NET EARNINGS	$6,582,181	$5,222,056	$15,768,055	$6,755,732

Earnings (loss) per share of common stock:
Earnings from continuing operations:
Basic	$0.59	$0.48	$1.48	$0.63
Diluted	$0.58	$0.47	$1.46	$0.62

Loss on discontinued operations:
Basic	—	(0.00)	(0.06)	(0.01)
Diluted	—	(0.00)	(0.06)	(0.01)

Net earnings per share of common stock:
Basic	$0.59	$0.48	$1.42	$0.62
Diluted	$0.58	$0.47	$1.40	$0.61

Cash dividends per share of common stock	$0.11	$0.10	$0.22	$0.15

Weighted average number of common shares outstanding :
Basic	11,143,869	10,938,880	11,090,617	10,935,813

Diluted	11,289,086	11,040,420	11,233,389	11,007,791

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NEWS RELEASE (cont’d)

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This release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joists and truck trailer beam fabrication.

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